Exhibit 10.16

David J. Rennyson, the Senior Executive Vice President, Worldwide Sales of MicroStrategy Incorporated (the “Company”), and W. Ming Shao, the Company’s Senior Executive Vice President & General Counsel, each became an executive officer of the Company on January 8, 2016. Mr. Rennyson’s annual base salary is $450,000. Under Mr. Rennyson’s 2016 bonus arrangement, he is eligible to receive a cash bonus award based on (i) his department’s “contribution margin” over a specified threshold and (ii) the annualized value of specific types of contracts over a specified threshold. Pursuant to this arrangement, Mr. Rennyson was awarded a cash bonus in the amount of $672,987. The terms for any cash bonus plan for Mr. Rennyson with respect to 2017 have not been determined. Mr. Shao’s annual base salary is $470,000 and his annual discretionary bonus target is $420,000. Mr. Shao was awarded a cash bonus in the amount of $378,000 with respect to 2016.